MoGas Pipeline LLC Announces Filing of FERC Rate Case

WENTZVILLE, Mo. - May 31, 2018 - MoGas Pipeline LLC (“MoGas”), a subsidiary of CorEnergy Infrastructure Trust, Inc. (“CorEnergy”), today announced it has filed a general rate case before the Federal Energy Regulatory Commission (“Commission”).
MoGas’ proposed change in base rates seeks to:

•	Recover increases in capital, operating and maintenance expenditures incurred, including those necessary to comply with increasingly stringent federal and state regulatory mandates;

•	Mitigate for the substantial decrease in volumes due to the loss of a firm transportation contract with a St. Louis natural gas marketing entity;

•	Mitigate for the substantial decrease in revenue from its largest customer, Spire Missouri East; and

•	Reflect changes in the corporate income tax rate associated with the 2017 Tax Cuts and Jobs Act.

MoGas has proposed the rate increase to be effective July 1, 2018 but anticipates the Commission will follow its normal practice and issue an order in late June, suspending the effective date of the increased rates to December 1, 2018. This will allow the requested rates to go into effect at that time, subject to refund. MoGas anticipates the proposed revenue requirement would be approximately $20 million annually.

“MoGas responds diligently to the requirements of the Pipeline and Hazardous Material Safety Administration of the U.S. Department of Transportation but has not filed a rate case since 2009 to address increasing expenses,” said Cy Zebot, MoGas' Vice President of Business Development and Regulatory Affairs. “Our core business is to build and maintain the infrastructure necessary to deliver natural gas in a safe, reliable and cost-efficient manner to our customers in eastern and southern Missouri and increased revenues will support these commitments into the future.”

The full case filing can be found on the Commission's website at http://elibrary.FERC.gov/idmws/file_list.asp?accession_num=20180531-5348.

About MoGas Pipeline LLC
MoGas owns an approximately 263-mile FERC regulated interstate natural gas pipeline system in the St. Louis area and in central Missouri that delivers natural gas to both investor-owned and municipal local distribution systems, having pipeline receipt and delivery interconnects with REX, PEPL and MRT.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit

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